                                                                  EXHIBIT (c)(2)

                                                                     May 6, 1999

To the Persons Identified
  on the Signature Page Hereto
c/o Instron Corporation
100 Royall Street
Canton, Massachusetts 02021

Gentlemen:

     Reference is hereby made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 6, 1999, among Kirtland Capital Partners III L.P., an Ohio limited partnership ("KCP"), ISN Acquisition Corporation, a Massachusetts corporation ("MergerCo"), and Instron Corporation, a Massachusetts corporation (the "Company"). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

     1. CONCERNING ROLLOVER. This letter agreement (this "Agreement") memorializes our mutual understanding and agreement relating to the willingness of certain members of management of the Company identified on the signature page hereto and certain of their affiliates (collectively, the "Management Stockholders") to maintain an equity ownership position in the Company following the completion of the Merger. To this end, the Management Stockholders hereby
(i) agree that, from and after the date hereof and upon the request of the Company or KCP, they will take such actions as may be reasonably necessary to exchange the shares of Common Stock owned by them as reflected on Exhibit A attached hereto for shares of Series B Stock as reflected on Exhibit A attached hereto pursuant to customary documentation reasonably acceptable to KCP, the Company and the Management Stockholders, (ii) consent to the conversion at the Effective Time of all such shares of Series B Stock into a like number of shares of Surviving Corporation Common Stock pursuant to customary documentation reasonably acceptable to KCP, the Company and the Management Stockholders, and
(iii) consent to the conversion at the Effective Time of all Options identified on Exhibit A attached hereto into the number of options identified on Exhibit A attached hereto with the exercise price indicated thereon (such converted options being hereinafter referred to as the "Rollover Options"). It is the intention of the parties hereto that the rollover of stock and options described above be structured on a tax-free basis, and the parties agree to use their respective reasonable best efforts to attempt to give effect to such intentions. Simultaneously with the execution and delivery hereof, KCP is entering into a letter agreement with certain other stockholders (the "Other Stockholders") of the Company providing for their continued participation in the equity ownership of the Company as set forth therein (the "Other Stockholder Letter"). A fully executed copy of the Other Stockholder Letter is being delivered to you simultaneously herewith. KCP hereby agrees that, subject to the satisfaction of the conditions set forth in the Merger Agreement and at the Effective Time: (i) it will and will cause its affiliates to provide all of the equity capital necessary to consummate the Transactions other than the equity capital (a) that will be provided by the Management Stockholders as described above and (b) that will be provided by the Other Stockholders pursuant to the Other Stockholder Letter as in effect on the date hereof, (ii) it will and will cause its affiliates to provide such equity capital by means of the issuance to KCP and its affiliates of shares of Surviving Corporation Common Stock, and (iii) the purchase price for each such share purchased by KCP and its affiliates shall be $110 payable solely in cash.

     2. CERTAIN AGREEMENTS. At the Effective Time, each of the Management Stockholders and KCP will execute and deliver (and KCP will cause each of its affiliates who are shareholders of the Company to execute and deliver) the Stockholders Agreement in the form attached hereto as Exhibit B (the "Stockholders Agreement"). At the Effective Time, each of the Management Stockholders will execute and deliver a non-competition agreement in the form attached hereto as Exhibit C. At the Effective Time, each of the Management Stockholders (other than James M. McConnell) will execute and deliver and KCP will cause the Company to execute and deliver an amendment to their respective Executive Severance Agreements in the form attached hereto as Exhibit D. At the Effective Time, Mr. McConnell will execute and deliver and KCP will cause the Company to execute and deliver the Deferred Compensation Agreement in the form attached hereto as Exhibit E.

At the Effective Time, each of Messrs. McConnell, Andersen, Barrett, Burr, Hindman and Gharagozlou will execute and deliver and KCP will cause the Company to execute and deliver an amendment to their respective Restricted Stock Award Agreements in the form attached hereto as Exhibit F. At the Effective Time each of the Management Stockholders, the Other Stockholders and KCP will execute and deliver (and KCP will cause (i) each of its affiliates who are shareholders of the Company to execute and deliver and (ii) the Company to execute and deliver) a registration rights agreement, in customary form, providing "piggyback" registration rights for the Management Stockholders, subject to the approval of the underwriters participating in any particular underwritten equity offering. Notwithstanding the foregoing provisions of this Section 2, the Jonathan Burr Trust -- 1965 and Jane Elizabeth Moulding will only enter into the Stockholders Agreement.

     3. CONCERNING OPTIONS AND RESTRICTED STOCK. At the Effective Time, KCP shall cause the Company to (i) adopt the Instron Corporation 1999 Stock Option Plan in the form attached hereto as Exhibit G (the "Plan"), (ii) authorize up to 10% of the aggregate number of shares of Surviving Corporation Common Stock outstanding on a fully diluted basis immediately following the Effective Time (excluding any and all warrants issued to any Lender at the Effective Time but including the Rollover Options and all options issued or issuable under the Plan at the Effective Time) to be available for issuance thereunder in accordance with the terms thereof, and (iii) issue options to purchase shares of Surviving Corporation Common Stock (collectively, the "New Options") equal to 40% of the number determined pursuant to clause (ii) hereof to the persons and in the amounts specified on Exhibit H attached hereto, with each such New Option to have an exercise price of $110 per share and to vest at the rate of 20% per year or upon a Change of Control (as defined in the Plan). All New Options issued under the Plan shall be issued in accordance with the terms of the Plan and the terms of the Incentive Stock Option Agreement or Nonqualified Stock Option Agreement attached hereto as Exhibit I-1 and I-2 respectively. All New Options will be "incentive stock options" to the extent permitted by law. All Rollover Options shall be governed by the terms of the Instron Corporation 1992 Stock Incentive Plan as amended at the Effective Time as set forth on Exhibit J attached hereto (such plan as amended being hereinafter referred to as the "1992 Plan") and the agreements governing such options except that, at the Effective Time, all such agreements shall be amended as set forth on Exhibits K-1 and K-2 attached hereto. Shares of Common Stock that are subject to restrictions on transfer as reflected on Exhibit A attached hereto shall, from and after the Effective Time, be governed by the 1992 Plan and the Restricted Stock Award Agreements, as amended in the manner contemplated hereby.

     4. CERTAIN REPRESENTATIONS BY THE MANAGEMENT STOCKHOLDERS. Each Management Stockholder hereby represents and warrants as follows, severally as to such Management Stockholder only:

          (a) Such Management Stockholder has the legal capacity, power and authority to enter into and perform all of its respective obligations under this Agreement. The execution, delivery and performance of this Agreement by such Management Stockholder will not violate any other agreement to which such Management Stockholder is a party. This Agreement has been duly and validly executed and delivered by such Management Stockholder and constitutes a valid and binding agreement of such Management Stockholder, enforceable against such Management Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and principles of equity affecting creditors rights and remedies generally. There is no beneficiary or holder of a voting trust certificate or other interest in any trust of which such Management Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Management Stockholder of the transactions contemplated hereby, other than where any such consent has been obtained.

          (b)(i) Except for any filings under federal and state securities laws and the filings referred to in Article VII of the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by such Management Stockholder and the consummation by such Management Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Management Stockholder, the consummation by such Management Stockholder of the transactions contemplated hereby or compliance by such Management Stockholder with any of the provisions hereof (A) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Management Stockholder is a party or by which such Management Stockholder or any of its respective properties or assets may be bound, of (B) violates any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Management Stockholder or any of its respective properties or assets.

          (c) Such Management Stockholder understands and acknowledges that KCP is entering into, and causing MergerCo to enter into, the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Management Stockholder.

          (d) Except for the Jonathan Burr Trust -- 1965, such Management Stockholder is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933. KCP acknowledges that the obligations of the Jonathan Burr Trust -- 1965 under Section 1 hereof shall be subject to such trust's receipt, review and satisfaction with a private placement memorandum or other documentation necessary to satisfy Regulation D promulgated under the Securities Act of 1933.

     5. CERTAIN REPRESENTATIONS BY KCP. KCP hereby represents and warrants to the Management Stockholders as follows:

          (a) KCP has the power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by KCP will not violate any other agreement to which it is a party. This Agreement has been duly and validly executed and delivered by KCP and constitutes a valid and binding agreement of KCP, enforceable against KCP in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and principles of equity affecting creditors rights and remedies generally.

          (b) (i) Except for any filings under federal and state securities laws and the filings referred to in Article VII of the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by KCP and the consummation by KCP of the transactions contemplated hereby and
     (ii) none of the execution and delivery of this Agreement by KCP, the consummation by KCP of the transactions contemplated hereby or compliance by KCP with any of the provisions hereof (A) conflicts with or results in any breach of any organizational documents applicable to KCP, (B) results in a violation or breach of, or constitutes (with or without notice of lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which KCP is a party or by which KCP or any of its properties or assets may be bound, or (C) violates any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to KCP or any of its properties or assets.

          (c) KCP understands and acknowledges that the Management Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by KCP.

     6. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, provided that the foregoing shall not require any party hereto to waive or amend any of its rights under this Agreement or any of the exhibits hereto.

     7. DEBT ARRANGEMENTS. KCP acknowledges that under the proposed terms of the Stockholders Agreement the Company's ability to repurchase equity of the Management Stockholders will depend on the terms of the Company's debt arrangements. KCP agrees that it will negotiate in good faith to obtain "baskets" under these debt arrangements in form and amounts customary for leveraged acquisition financing agreements.

     8. TERMINATION. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms or upon the execution and delivery of the Stockholders Agreement.

     9. MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) BINDING AGREEMENT. This Agreement and the obligations hereunder shall be binding upon the successors and, subject to Section 9(c) below, the assigns of the parties hereto, including, without limitation, the heirs, guardians, administrators or successors of the Management Stockholders.

     (c) ASSIGNMENT. This Agreement shall not be assigned without the prior written consent of the other parties.

     (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (f) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (g) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative or exclusive, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (h) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver of such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (i) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (j) CHOICE OF LAW/CONSENT TO JURISDICTION. All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts (the "Massachusetts Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to
(a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, KCP does hereby appoint CT Corporation, 2 Oliver Street, Boston, Massachusetts 02109, as such agent.

     (k) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (l) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     (m) NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Chapter 110F of the Massachusetts General Laws and any applicable provision of the Company's articles of organization, the terms of this Agreement, and (ii) this Agreement is executed by the parties hereto.

     (n) ATTORNEY'S FEES. KCP acknowledges that the Company will be responsible for the reasonable fees and expenses of the Management Stockholders' legal counsel in connection with the preparation and negotiation of this Agreement and the agreements contemplated hereby up to an aggregate of $85,000.

     If the foregoing accurately sets forth our mutual understanding and agreement, kindly sign this Agreement in the space provided below.

                                          Very truly yours,

                                          KIRTLAND CAPITAL PARTNERS III L.P.

                                          By: Kirtland Partners Ltd., its
                                              General Partner

                                            By: /s/ THOMAS N. LITTMAN
                                                  ------------------------------
                                               Name: Thomas N. Littman
                                               Title:  Vice President

                                          Accepted and Agreed this      day of
                                          May, 1999:

                                          /s/ JAMES M. MCCONNELL
                                          ------------------------------
                                          James M. McConnell

                                          /s/ JOSEPH E. AMARAL
                                          ------------------------------
                                          Joseph E. Amaral

                                          /s/ KENNETH L. ANDERSEN
                                          ------------------------------
                                          Kenneth L. Andersen

                                          /s/ JOHN R. BARRETT
                                          ------------------------------
                                          John R. Barrett

                                          /s/ JONATHAN L. BURR
                                          ------------------------------
                                          Jonathan L. Burr

                                          THE JONATHAN L. BURR TRUST -- 1965

                                          By: /s/ JONATHAN L. BURR
                                                  ------------------------------
                                            Name: Jonathan L. Burr
                                            Title: Beneficiary

                                          /s/ YAHYA GHARAGOZLOU
                                          ------------------------------
                                          Yahya Gharagozlou

                                          /s/ ARTHUR D. HINDMAN
                                          ------------------------------
                                          Arthur D. Hindman

                                          /s/ WILLIAM J. MILLIKEN
                                          ------------------------------
                                          William J. Milliken

                                          /s/ LINTON A. MOULDING
                                          ------------------------------
                                          Linton A. Moulding

                                          /s/ JANE ELIZABETH MOULDING
                                          ------------------------------
                                          Jane Elizabeth Moulding

                                          /s/ NORMAN L. SMITH
                                          ------------------------------
                                          Norman L. Smith

                              SCHEDULE OF EXHIBITS

Name of Exhibit                                                                        Exhibit to Schedule 13E-3
---------------                                                                        -------------------------

Exhibit A        Rollover Amounts

Exhibit B        Form of Stockholder Agreement                                         Exhibit (c)(5)

Exhibit C        Form of Noncompetition Agreement

Exhibit D        Form of Amendment to Executive Severance Agreements

Exhibit E        Form of Deferred Compensation Agreement

Exhibit F        Form of Amendment to Restricted Stock Award Agreements                Exhibit (c)(6)

Exhibit G        Form of 1999 Stock Option Plan                                        Exhibit (c)(7)

Exhibit H        New Option Grants

Exhibit I-1      Form of Incentive Stock Option Agreement                              Exhibit (c)(8)

Exhibit I-2      Form of Nonqualified Stock Option Agreement                           Exhibit (c)(9)

Exhibit J        Form of Amendment to Instron Corporation 1992 Stock Incentive Plan    Exhibit (c)(10)

Exhibit K-1      Form of Amendment to Nonqualified Stock Option Agreement              Exhibit (c)(11)

Exhibit K-2      Form of Amendment to Incentive Stock Option Agreement                 Exhibit (c)(12)

                                                                       EXHIBIT A

                                                        SURVIVING
                            COMMON STOCK               CORPORATION     OPTIONS
                               TO BE        SERIES B     COMMON         TO BE       ROLLOVER
 MANAGEMENT STOCKHOLDER    ROLLED OVER(1)    STOCK        STOCK      ROLLED OVER   OPTIONS(2)
 ----------------------    --------------   --------   -----------   -----------   ----------
J. McConnell.............      97,923        19,585      19,585             0            0
J. Amaral................           0             0           0        15,000        3,000
K. Andersen..............       1,335           267         267        16,500        3,300
J. Barrett...............       2,289           458         458             0            0
J. Burr..................       1,645           329         329        40,000        8,000
The Jonathan L. Burr
  Trust-1965.............      20,000         4,000       4,000             0            0
Y. Gharagozlou...........       5,310         1,062       1,062             0            0
A. Hindman...............       2,761           552         552        10,000        2,000
W. Milliken..............      11,400         2,280       2,280             0            0
L. Moulding(3)...........      13,547         2,709       2,709        43,500        8,700
N. Smith.................       9,000         1,800       1,800             0            0

---------------

(1) Includes an aggregate of 25,340 restricted shares (J. McConnell, 12,000; K. Andersen, 1,335; J. Barrett, 2,289; J. Burr, 1,645; Y. Gharagozlou, 5,310; and A. Hindman, 2,761.

(2) All Rollover Options will be exercisable at 5 times the exercise price under the surrendered option.

(3) Common Stock held jointly with wife, Jane Elizabeth.

                                                                       Exhibit C



                  CONFIDENTIALITY AND NONCOMPETITION AGREEMENT


         THIS CONFIDENTIALITY AND NONCOMPETITION AGREEMENT (this "Agreement") is made and entered into as of the _____ day of _____________ 1999 by and between Instron Corporation, a Massachusetts corporation (the "Company"), and ____________________ (the "Executive").

                                WITNESSETH THAT:

         WHEREAS, the respective general partner and Boards of Directors of Kirtland Capital Partners III L.P., an Ohio limited partnership ("KCP"), ISN Acquisition Corporation, a Massachusetts corporation ("MergerCo."), and the Company have approved the merger of MergerCo. with and into the Company in accordance with the Massachusetts Business Corporation Law (the "Merger"); and

         WHEREAS, at the request of KCP, and in order to induce KCP and MergerCo. to approve and enter into the Merger, the Executive has agreed to enter into this Agreement.

         NOW THEREFORE, in consideration of the premises and $1.00 and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. DEFINITIONS. When used herein, the following terms shall have the meanings set forth below:

    (a) "Subsidiary" means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

    (b) "Termination Date" shall be the last day worked by the Executive for the Company.

2. OPERATION OF AGREEMENT. This Agreement will be effective and binding immediately upon its execution.

3. CONFIDENTIALITY. The Executive agrees that all trade secrets, customer lists and other confidential business information of the Company and its Subsidiaries are the exclusive property of the Company and its Subsidiaries, and the Executive shall not at any time directly or indirectly reveal or cause to be revealed to any person or entity such trade secrets, customer lists and other confidential business information obtained as a result of the

    Executive's employment or relationship with the Company of any of its Subsidiaries; provided that the foregoing shall not (i) prevent the Executive from disclosing any of the foregoing during his employment with the Company or any of its Subsidiaries as part of his work on behalf of the Company or any of its Subsidiaries, (ii) apply to any of the foregoing once it is publicly available through no fault of the Executive or (iii) prevent the Executive from engaging in any legally required or compelled disclosure, provided the Executive gives the Company prior notice and a reasonable opportunity to minimize or contest the applicability of such required or compelled disclosure.

4.  COMPETITIVE ACTIVITY.

    (a) The Executive agrees that he will not engage in Competition for so long as he is employed by the Company or any Subsidiary of the Company and, notwithstanding the Executive's termination of employment, until the first anniversary of the Termination Date.

    (b) The word "Competition" for the purposes of this Agreement shall mean, without the written consent of the Board of Directors of the Company:

               (i) becoming directly or indirectly involved, as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, agent, advisor, lender or in any other capacity, with any entity that as of the Termination Date is or intends to become a Direct Competitor; provided, that, in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a publicly-traded corporation, in and of itself, be deemed Competition; and, provided, further, that if any entity is not a Direct Competitor at the Termination Date, but during the one year period after the Termination Date becomes or intends to become a Direct Competitor, then during such one year period the Executive shall not engage in those activities that make or would make such entity a Direct Competitor, or

               (ii) soliciting any person who is a customer of one of the businesses conducted by the Company or one of its Subsidiaries, or any business in which the Executive has been engaged on behalf of the Company and its Subsidiaries, on behalf of any Direct Competitor, or inducing or attempting to persuade any employee or consultant of the Company or any of its Subsidiaries to terminate his or her employment or consulting relationship.

    (c) For the purposes of this Agreement, an entity shall become a "Direct Competitor" when it produces or intends to produce any product which is or would be in direct competition with any product line (including any product line then being planned or designed) of the Company or any of its Subsidiaries at the Termination Date, including, but not limited to MTS Systems, Inc.

   (d) The Executive acknowledges and agrees that the Company's remedy at law for any breach of the Executive's obligations under Section 3 and 4 of this Agreement would be inadequate and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of such Sections without the necessity of proof of actual damage. With respect to any provision of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination.

5. NOTICES. Any notices, requests, demands and other communications, provided for in or pertinent to this Agreement shall be sufficient if delivered to the other party hereto by means of a written notice, mailed by United States registered or certified mail, return receipt requested, postage prepaid to either the Executive's last known address, or to the Company's principal executive offices, as the case may be.

6. GOVERNING LAW. The provisions of this Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflict laws of such Commonwealth.

7. AMENDMENT. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, no person, other than the parties hereto shall have any rights under or interest in this Agreement or the subject matter hereof.

8.  SUCCESSORS AND BINDING AGREEMENT.

       (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

       (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

       (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 8(a) hereof.

9. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

10. SURVIVAL. Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Sections 3 and 4 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

11. TERM. The period during which this Agreement shall be in effect (the "Term") shall commence as of the date hereof and shall expire as of the first anniversary of the Executive's Termination Date.

12. PRIOR AGREEMENT. This Agreement supercedes each provision in any prior agreement between the Company and/or any of its Subsidiaries and the Executive covering confidentiality and/or noncompetition.

    IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its assistant secretary, all as of the day and year first above written.


                                             -----------------------------------
                                             Executive


ATTEST:                                      INSTRON CORPORATION

                                         By:
-----------------------------------          -----------------------------------
Secretary
                                             [___________________________]

                                             [___________________________]
(Seal)

                                                                       Exhibit D



                   AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT


         WHEREAS, Instron Corporation (the "Company") and ________________ (the "Executive") entered into an Executive Severance Agreement made as of May 14, 1998 (the "Agreement");

         WHEREAS, the respective general partner and Boards of Directors of Kirtland Capital Partners III L.P., an Ohio limited partnership, ISN Acquisition Corporation, a Massachusetts corporation ("MergerCo."), and the Company have approved the merger of MergerCo. into the Company in accordance with the Massachusetts Business Corporation Law (the "Merger"); and

         WHEREAS, the Company and the Executive wish to amend the Agreement pursuant to Section 14 thereof;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt whereof is hereby acknowledged, the Company and the Executive agree as follows:

                  1. Section 3(b)(i) of the Agreement is amended to read as follows:

                      (i)  failure to maintain the Executive in an
                           executive position with duties and
                           responsibilities in the aggregate normally associated with an executive at the Company at a vice president level or higher, the Executive's title is reduced to below a vice president or, except for the Treasurer of the Company, the Executive is no longer a member of the Executive Committee of the Company;

                  2. The Company and the Executive agree that the consummation of the merger of ISN Acquisition Company into the Company shall constitute a Change in Control for purposes of the Agreement.

                  3. A new Section 18 is added to the Agreement to read as follows:

                  18. TERMINATION. The Executive and the Company agree that this Agreement shall not apply to any Terminating Event that occurs after the second anniversary of the merger of ISN Acquisition Corporation into the Company, or to any Change in Control that occurs after such merger.

         IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the _____ day of _______________, 1999.


                                    INSTRON CORPORATION



                                    By:
                                        ----------------------------------------
                                    Name: James M. McConnell
                                    Title: President and Chief Executive Officer



                                    --------------------------------------------
                                    Executive

                                                                       Exhibit E



                        DEFERRED COMPENSATION AGREEMENT


         THIS DEFERRED COMPENSATION AGREEMENT is made and entered into as of the ________ day of ________________1999 by and between Instron Corporation, a Massachusetts corporation (the "Company") and James M. McConnell (the "Executive").

                                  WITNESSETH:

         WHEREAS, the respective general partner and Boards of Directors of Kirtland Capital Partners III L.P., an Ohio limited partnership, ISN Acquisition Corporation, a Massachusetts corporation ("MergerCo.") and the Company, have approved the merger of MergerCo. with and into the Company in accordance with the Massachusetts Business Corporation Law (the "Merger"); and

         WHEREAS, the Company and the Executive entered into an Executive Severance Agreement effective as of May 14, 1998 (the "Severance Agreement"); and

         WHEREAS, the Company and the Executive wish to provide for the deferral of certain amounts that will become payable to the Executive following the Merger, and for the cancellation of the Severance Agreement.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

         1. EFFECTIVE DATE. This Agreement shall be effective on the date hereof and will terminate when the assets in the Account have been distributed as provided in this Agreement.

         2. COMMENCEMENT DATE. The Company shall commence payments to the Executive from the Account beginning on the earlier of (a) the fifth anniversary of the date hereof, (b) the date of the Executive's disability, death, or termination without Cause, or (c) a Change of Control of the Company (as defined in the Instron Corporation 1999 Stock Option Plan) following the date hereof (each a "Commencement Date"). For purposes of this Agreement, "Cause" shall mean:

            (i) the continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its Subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties,

            (ii) the engaging by the Executive in illegal conduct or willful misconduct, in each case which is materially injurious to the Company,

            (iii) the Executive's intentional violation of his confidentiality obligations owed to the Company, or

            (iv) the Executive's conviction of, or plea of guilty or nolo contendere to, a felony involving moral turpitude.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" or "intentional" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given a reasonable opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), (iii) or
(iv) above, and specifying the particulars thereof in detail.

         For purposes of this Agreement, a termination for Cause shall only have the effect of not constituting a Commencement Date and shall not otherwise affect the right of the Executive to receive distributions from the Account in accordance with this Agreement upon the occurrence of any other event that does constitute a Commencement Date for purposes of this Agreement.

         3. ACCOUNT. The Company shall establish a bookkeeping deferred compensation account for the benefit of the Executive (the "Account"). The balance in the Account shall reflect the amount credited by the Company and quarterly adjustments thereto for interest earnings.

         4. CREDIT TO ACCOUNT. Simultaneously with the execution and delivery hereof, the Company shall credit to the Account one million two hundred thousand dollars ($1,200,000).

         5. CREDITING OF INTEREST. The Company shall credit interest on the value of the Account in arrears on the last business day of each quarter at a rate of interest equal to the so called composite "prime rate" as quoted in the Eastern Edition of the Wall Street Journal for that day.

         6. ADDITIONAL BENEFITS; LIMITATION ON PAYMENTS AND BENEFITS.

            (a) The Contribution under Section 4 of this Agreement and the crediting of interest under Section 5 of this Agreement shall be included in the sum of payments made by the Company to or for the benefit of the Executive, under Section 5 of the Severance Agreement and shall be considered a "Severance Payment" as defined in the Severance Agreement. Sections 5A and 5B of the Severance Agreement shall apply to the Severance Payment and to this Agreement.

            (b) Notwithstanding any provision of this Agreement to the contrary, if any amount to be paid under this Agreement would be an "Excess Parachute Payment," within the meaning of the

Internal Revenue Code of 1986, as amended, (the "Code"), or any successor provision thereto, but for the application of this sentence, then the Company may propose that the payments to be paid under this Agreement shall be reduced to the minimum extent necessary so that no portion of any such payment, as so reduced, constitutes an Excess Parachute Payment. The determination of whether any such payment under this Agreement is an Excess Parachute Payment shall be made at the expense of the Company, if requested by the Executive or the Company, by the Company's independent accountants. If the Executive agrees to any such reduction proposed by the Company, interest credited pursuant to
Section 5 shall be reduced to the minimum extent necessary so that no portion of such interest to be paid, if so reduced, constitutes an Excess Parachute Payment. If the Executive does not agree to such reduction, then the Company may, at its sole option, accelerate payments due to the Executive under Section 7 to the extent required so that no payment to the Executive under this Agreement will constitute an Excess Parachute Payment. The fact that the Executive's right to payments may be reduced or accelerated by reason of the provisions contained in this Section 6 shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement.

         7. PAYMENTS TO EXECUTIVE. The Executive shall not be entitled to receive from the Company any amounts credited to the Account until a Commencement Date. If the Commencement Date results from a Change of Control, the Company shall pay to the Executive the full balance of the Account within 7 days after such Change of Control. If the Commencement Date is the result of the Executive's disability, death or termination without Cause, the Company shall pay to the Executive or his beneficiary the amounts credited to the Account in five annual installments beginning on the first day of the month following the Commencement Date caused by such event, as set forth in the schedule below. If a Commencement Date has not occurred prior to the fifth anniversary of the date hereof, the Company shall pay to the Executive or his beneficiary the amounts credited to the Account in five annual installments beginning on the first day of the month following such Commencement Date, as set forth in the schedule below.

                                                 Percentage of Account to
                  Installment Schedule           Be Paid to The Executive
                  --------------------           ------------------------

                  First Annual Installment                    20%

                  Second Annual Installment                   25%

                  Third Annual Installment                33 1/3%

                  Fourth Annual Installment                   50%

                  Fifth Annual Installment                   100%

         8. DEATH. If the Executive dies before the balance in the Account has been paid to him, the balance of the Account shall be paid to the Executive's beneficiary according to the schedule set forth in Section 7. The Executive's beneficiary shall be the person or persons designated by the Executive to receive his benefits under this Agreement on a form provided by the Company. If the

Executive fails to designate a beneficiary or designates a beneficiary who fails to survive him, the Executive's beneficiary shall be his estate.

         9. ACCOUNT PAYABLE FROM GENERAL ASSETS. All payments under this Agreement shall be paid by the Company out of its general assets. The Executive's right to receive payments under this Agreement shall be no greater than that of an unsecured general creditor of the Company.

         10. NONASSIGNMENT OF BENEFITS. No amount payable under this
Agreement may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against the Executive or his beneficiary.

         11. AMENDMENT AND TERMINATION. This Agreement may be amended from time to time or terminated at any time by a writing signed by both parties hereto which makes specific reference to this Agreement.

         12. CANCELLATION AND TERMINATION OF SEVERANCE AGREEMENT. Except for
Section 5A and 5B of the Severance Agreement, the Severance Agreement shall be canceled and terminated on the closing date of the Merger, and, from after the date hereof, the Company shall have no obligation to the Executive or any other person under the Severance Agreement, except that Section 5A and 5B thereof, as modified by Section 6 of this Agreement, shall remain in full force and effect.

         13. NOT A CONTRACT OF EMPLOYMENT. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive, with or without Cause.

         14. WITHHOLDING OF TAXES. The Company will withhold to the extent required by law all applicable income and other taxes from amounts accrued or paid under this Agreement.

         15. REFERENCES TO "CODE". References herein to the "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         16. GOVERNING LAW. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the Commonwealth of Massachusetts shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

         17. AGREEMENT BINDING ON SUCCESSORS. This Agreement shall be binding upon the successors and assigns of the parties hereto.

         18. NO FUNDING REQUIRED. The Executive acknowledges that the Company shall have no obligation to set aside any assets to fund its obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.


                                    INSTRON CORPORATION



                                    By: ________________________________________

                                        [______________________________________]

                                        [______________________________________]


                                    EXECUTIVE:



                                    --------------------------------------------
                                    James M. McConnell

                                                                       Exhibit H



                             NEW OPTIONS GRANTS(1)


         J. McConnell                         9.99%
         J. Amaral                            3.33%
         K. Andersen                          3.33%
         J. Barrett                           3.33%
         J. Burr                              3.33%
         Y. Gharagozlou                       3.33%
         A. Hindman                           3.33%
         W. Milliken                          3.33%
         L. Moulding                          3.33%
         N. Smith                             3.33%
                                             -----

                  Total                      39.96%
                                             =====






------------
(1) Expressed as percentages of the total 10% option pool. Amounts shown are rounded.